Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ACHIEVES $10 MILLION CLINICAL MILESTONE IN MEK162 ONCOLOGY PROGRAM

Boulder, Colo., (April 7, 2011) - Array BioPharma Inc. (NASDAQ: ARRY) announced today that a $10 million clinical research milestone was achieved in its development collaboration with Novartis.  Array entered into an agreement with Novartis in April 2010 for the worldwide development of the small-molecule MEK inhibitors MEK162 (ARRY-162), its back-up, ARRY-300, and other MEK inhibitors.  The milestone was achieved after Novartis had its first patient visit in a Phase 2 clinical trial.

The Phase 2 trial is an open-label study to assess the safety and efficacy of MEK162 in patients with malignant cutaneous melanoma, harboring BRAFV600E or NRAS mutations.  The trial is designed to measure the objective response rate to treatment with MEK162 when administered orally as 45 mg twice-daily to patients.  The trial will also evaluate progression-free survival, safety and tolerability.

Under the terms of the agreement with Novartis, Array received initial payments of $45 million. After payment of the $10 million milestone, Array is eligible to receive an additional $412 million if certain clinical, regulatory and commercial milestones are achieved.  In addition, Array is co-developing MEK162 with Novartis in one or more specific indications and funding a portion of development costs.  The agreement provides Array with royalties on sales of approved drugs outside of the U.S., with a higher royalty rate for U.S. sales provided that Array meets its co-funding obligations.  Array also has a co-detailing right in the U.S. for approved drugs.

About MEK

MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which signals cancer cell proliferation and survival.  MEK has been shown to be frequently activated in cancer, in particular in tumors that have mutations in the RAS and RAF pathways.

About MEK162 (ARRY-162) / MEK inhibitor for cancer

MEK162 has been well-tolerated, displayed favorable pharmacokinetic properties, and demonstrated significant pharmacodynamic responses in the completed and ongoing clinical trials.  In addition, Array has completed long-term preclinical regulated safety studies for MEK162.  Array has completed or is enrolling patients with solid tumors in an ongoing multi-arm Phase 1 dose escalation and expansion trial.  The dose escalation trial and the first expansion arm in patients with biliary tract cancer completed enrollment. Array is also currently enrolling patients with KRAS-mutant colorectal cancer and BRAF-mutant colorectal cancer in additional expansion arms of this trial.  Novartis is currently enrolling patients with BRAF-mutant or NRAS-mutant melanoma in a Phase 2 open label trial.

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About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory and metabolic diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our potential to earn future milestone and royalty payments under our agreement with Novartis, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate and future plans to progress and develop MEK162. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; our ability to attract and retain experienced scientists and management. We are providing this information as of April 7, 2011. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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